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                                                                     EXHIBIT 5.1



                           [SAUL EWING LLP LETTERHEAD]


                                                  January 2, 2002


OSI Pharmaceuticals, Inc.
58 S. Service Road, Suite 110
Melville, NY  11747

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (collectively with any amendments thereto, the "Registration Statement") of OSI Pharmaceuticals, Inc., a Delaware corporation, which will be filed with the Securities and Exchange Commission covering the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 924,984 shares of common stock, par value $.01 per share, of the Company (the "Shares"), all as described in the Prospectus included in the Registration Statement.

         We have examined the Registration Statement and such records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion.

         Based on the foregoing, it is our opinion that the Shares were duly authorized, and validly issued, and are fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                            Very truly yours,


                                            /s/ SAUL EWING LLP